EXHIBIT 10.4

FOIA CONFIDENTIAL TREATMENT REQUESTED

STRATEGIC ALLIANCE AGREEMENT

Between

SIRNA THERAPEUTICS, INC.

And

ALLERGAN

Effective

September 28, 2005

STRATEGIC ALLIANCE AGREEMENT

THIS AGREEMENT is entered into on September 28, 2005 (the “Effective Date”) between

ALLERGAN, INC., a Delaware Corporation having its principal place of business at 2525 Dupont Drive, Irvine, California 92612, ALLERGAN SALES, LLC, a Delaware Limited Liability Company, having a place of business at 2525 Dupont Drive, Irvine, California 92612, United States, and ALLERGAN PHARMACEUTICALS HOLDINGS (IRELAND) LTD., an Irish company, having a registered address at Longphort House, Earlsfort Centre, Lower Leeson Street, Dublin 2, Ireland (collectively, “Allergan”) and

SIRNA THERAPEUTICS, INC., a Delaware Corporation, having a place of business at 185 Berry Street, Suite 6504, San Francisco, CA 94107 (“Sirna”) (collectively, the “Parties”).

The Parties agree as follows.

1. DEFINITIONS

1.1 “Affiliate” means any entity that controls, is controlled by, or is under common control with a Party. An entity “controls” another if it owns more than fifty percent (50%) of the outstanding voting securities of a corporation or has a comparable equity interest in any other type of entity.

1.2 “Allergan Drug Delivery System” or “Allergan DDS” means a Delivery System Controlled by Allergan.

1.3 “Allergan Named Target” means a Target designated by Allergan under this Agreement in accordance with Section 3.7 hereof.

1.4 “Alliance Manager” has the meaning set forth in Section 2.2(d).

1.5 “Backup Compound” means a Lead Compound that the JSC has selected pursuant to Section 3.10 as a backup candidate for clinical development.

1.6 “Compound” means a composition comprising [***]* as active ingredients, known as of the Effective Date or discovered pursuant to this Agreement subsequent to that date, against the Allergan Named Targets in the Field.

1.7 “Confidential Information” means all information disclosed by one Party to another and as further set forth in Section 10 hereof.

1.8 “Controlled” means, with respect to any material, data, information, or intellectual property right, that a Party owns, co-owns, or has a license to such material, data, information, or intellectual property right and has the ability to grant access, a license, or a sublicense to such

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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material, data, information, or intellectual property right to the other Party under this Agreement and its Affiliates and sublicensees for use or application in the Field without violating an agreement with, or infringing any rights of, a third party.

1.9 “Cost of Goods” or “COGS” means fully-burdened standard costs of supplying Compounds calculated in accordance with Sirna’s accounting methods consistently applied, which methodology will be calculated in compliance with U.S. generally accepted accounting principles (GAAP). Costs include raw materials, API, components, labor and overhead attributed to the production, processing, quality control, labeling and packaging of the product for the manufacture of bulk drug and Compounds. [***]*

1.10 A patent “Covers” a composition or method if the patent has not expired and if the composition or method would infringe, but for this Agreement, at least one claim of the patent and a court or other authority of competent jurisdiction has not held the claim to be invalid or unenforceable. An application “Covers” a composition or method if the composition or method would infringe a claim of the application were a patent to issue that recites the claim.

1.11 “Data” means any and all data and results generated by the Parties independently or jointly under this Agreement.

1.12 “Delivery Systems” or “DDSs” means a substrate, encapsulant, mechanical device, ocular implant or other means for delivering Licensed Product to a patient in need of treatment, which Delivery System, in the absence of a Drug would have no therapeutic utility.

1.13 “Development Compound” means a Pre-Development Compound that the JSC has designated pursuant to Section 3.12 for clinical development.

1.14 “Development Plan” means a plan prepared by Allergan in collaboration with Sirna for the development of Development Compounds, [***]*, as amended or modified from time to time by the JSC.

1.15 “Development Team” has the meaning set forth in Section 2.2(c).

1.16 “Development Team Leader” has the meaning set forth in Section 2.2(c).

1.17 “Drug” means a composition intended for use in the cure, mitigation, treatment, or prevention of disease.

1.18 “FDA” means the U.S. Food and Drug Administration, or any Regulatory Authority that is the successor thereto.

1.19 “Field” means conditions and diseases affecting the [***]* and treatments for such conditions and diseases. Such conditions and diseases include, for example, [***]*.

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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1.20 “First Commercial Sale” means in any country, the first sale for use by the general public of a Licensed Product after required marketing and pricing approvals have been granted by the Regulatory Authority of that country.

1.21 “FTE” means one full time-equivalent research and/or development employee, with qualifications in the relevant field, defined as [***]* scientific hours of effort per year. The FTE rate will be [***]* to be adjusted upward at a rate of [***]* per year every year on the anniversary of the Effective Date.

1.22 “Lead” is a Compound identified against each Allergan Named Target by Sirna pursuant to Section 3.9.

1.23 “Lead Compound” is a Lead selected by JSC pursuant to Section 3.10 for evaluation in the Field.

1.24 “Licensed Product” means a Development Compound for which the Parties obtain the approval from any Regulatory Authority to sell for use by the general public in the Field.

1.25 “JSC” means the “Joint Steering Committee” described in Section 2

1.26 [***]*

1.27 “Net Sales” means, with respect to a given period of time, gross sales in such period, less the following deductions from such gross amounts which are actually incurred, allowed or paid, and specifically relate to Licensed Products:

a)	credits or allowances actually granted for damaged products, returns or rejections of product, price adjustments and billing errors;

b)	governmental and other rebates (or equivalents thereof) granted to managed health care organizations, pharmacy benefit managers (or equivalents thereof), federal, state/provincial, local and other governments, their agencies and purchasers and reimbursers or to trade customers, to the extent allowed and taken;

c)	normal and customary trade, cash and quantity discounts, allowances and credits to the extent allowed or taken;

d)	[***]*;

e)	transportation costs, including insurance, for outbound freight related to delivery of the product to the extent included in the gross amount invoiced and not subject to reimbursement;

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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f)	sales taxes, VAT taxes and other taxes directly linked to sales of Licensed Products to the extent included in the gross amount invoiced, to the extent payable by Allergan and not subject to reimbursement; and

g)	[***]*

h)	Sales between Allergan and its Affiliates will be excluded from the computation of Net Sales, but the subsequent final sales to third parties by such Affiliates will be included in the computation of Net Sales. No other costs, including without limitation the costs incurred in the manufacturing, selling, advertising and/or distribution of Licensed Products will be deducted in the computation of Net Sales.

i)	If a Licensed Product is sold in the form of a combination containing i) a Licensed Product and ii) a Drug, Net Sales for such a combination product will be calculated by multiplying actual Net Sales of the combination product by the fraction A/(A+B), where “A” is the is the sales price of such Licensed Product in the combination when sold separately and “B” is the total sales price of such other biologically active component in the combination when sold separately. If the Licensed Product and the other biologically active component are not sold separately, the percentage of the total cost of the combination product attributed to cost of the Licensed Product will be multiplied times the sales price of the combination product to arrive at Net Sales.

If a Licensed Product is sold in the form of a combination containing i) a Licensed Product and ii) a Delivery System, Net Sales of the Licensed Product with respect to such a combination product will be equal to Net Sales of the combination.

1.28 “Patent Cost Reimbursement” means Patent Costs relating to the Sirna Patents licensed to Allergan hereunder, with respect to which Allergan will be obligated to reimburse Sirna as provided in Article 9.

1.29 “Patent Costs” means the fees and expenses paid to outside legal counsel and other third parties, and investigation, filing, prosecution and maintenance expenses incurred by and on behalf of a Party in connection with the filing, prosecuting, and maintaining of a patent or application.

1.30 “Pre-Development Compound” means a Lead Compound that has been selected by the JSC to advance into IND-enabling studies.

1.31 “Regulatory Authority” means an agency of any government having the authority to regulate the sale, manufacture, marketing, testing and/or pricing of drugs.

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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1.32 “Research Plan” is that document attached hereto as Exhibit A and as amended from time to time by the JSC, as provided for in this Agreement.

1.33 “Research Team” has the meaning set forth in Section 2.2(b).

1.34 “Research Team Leader” has the meaning set forth in Section 2.2(b).

1.35 “Research Term” means [***]* from the Effective Date of this Agreement and as further set forth in Section 3.7 hereof, unless terminated sooner as set forth in the Agreement.

1.36 “RNAi” or “RNA interference” means, for the purposes of this Agreement, [***]*.

1.37 “RNAi Data” has the meaning set forth in Section 7.6.

1.38 “Scientifically and Commercially Reasonable and Diligent Efforts” means those efforts consistent with the exercise of prudent scientific and business judgment, as applied to other research, development and commercialization programs or products of similar scientific and commercial potential within the relevant product lines of Allergan and its Affiliates, or Sirna and its Affiliates, as the case may be.

1.39 “siNA” means a synthetic [***]*.

1.40 “Sirna 027” has the meaning set forth in Exhibit E.

1.41 The “Sirna 027 Clinical Development Plan” comprises the documents attached hereto as Exhibits B, C, and D.

1.42 “Sirna Know-How” means all scientific information relating to the use of the Compounds in research and development in accordance with the Research Plan or the Development Plan, including the assays used to carry out research relating to the Compounds, so far as such information is Controlled by Sirna and Sirna is not prevented by contractual obligation from licensing or disclosing such information to Allergan.

1.43 “Sirna Patents” means a) the patents and applications listed in Exhibit F; b) any application that claims priority to the foregoing patents and applications; and c) any patent that issues from any of the applications described in clauses a) and b) above.

1.44 “Target” means [***]*.

1.45 “Third Party Licensee” means a third party, not an Affiliate, to which a Party licenses its rights to sell Licensed Products.

1.46 “Tuschl License” means a certain worldwide license agreement dated September 8, 2003, entered into by and between Sirna and the University of Massachusetts Medical School for the intellectual property (patent application filed by Tuschl et al., International PCT Publication No. WO 01/75164) covering short interfering RNA (siRNA).

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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2. SCOPE AND MANAGEMENT OF COLLABORATION

2.1 Scope of the Collaboration.

a)	Scope. Each Party will use Scientifically and Commercially Reasonable and Diligent Efforts to carry out its obligations as specified under Section 3.1 of this Agreement and will keep the JSC informed on the progress of the collaboration.

b)	Sirna Obligations.

(i)	Personnel. Sirna will commit such employees and resources to the collaboration as necessary to fulfill its obligations under this Agreement.

(ii)	Sirna will take the lead in development of Leads and chemical synthesis of all Compounds (including Leads, Pre-Development Compounds, Development Compounds, Back-up Compounds, and Licensed Products). This will include preparing specific plans, performing the majority of work, acting as project leader and requesting Allergan support when needed.

(iii)	Sirna will provide Allergan with the Data and other relevant information necessary for Allergan to conduct its activities under the Agreement, subject to any limitations or reservations in other agreements.

(iv)	Sirna will provide an updated draft Research Plan as necessary (at a minimum once per year) to the JSC for approval.

c)	Allergan Obligations.

(i)	Personnel. Allergan will commit such employees and resources as necessary to fulfill its obligations under this Agreement.

(ii)	Allergan will provide Sirna with the Data and other relevant information necessary for Sirna to conduct its activities under the Agreement, subject to any limitations or reservations in other agreements.

(iii)	Other than as set forth herein, Allergan will take the lead in all activities under this Agreement, e.g., in using a Backup Compound, Lead Compound, Pre-Development Compound, or Development Compound to bring a Licensed Product from discovery through development and into the commercial market, including regulatory submissions and commercialization strategies. This will also include preparing plans and budgets, funding all the activities, performing the majority of work, acting as project leader, and requesting Sirna’s assistance when needed.

(iv)	Allergan will provide an updated draft Research Plan and Development Plans as necessary (at a minimum once per year) to the JSC for approval.

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2.2 Management of the Collaboration.

a)	Joint Steering Committee.

(i)	Formation and Membership. The Parties will establish a joint steering committee (the “JSC”) no later than thirty (30) days after the Effective Date. Each Party will have at least one JSC representative with senior level decision-making authority within that Party. Each Party will be free to change its representative members at any time upon written notice to the other Party. The collaborative effort contemplated hereunder will be conducted under the overall direction of a Joint Steering Committee or JSC comprised of six (6) members. Three (3) members will be appointed by each of Allergan and Sirna.

(ii)	Chairperson. The JSC will be chaired by an Allergan representative during the first year. Sirna may name the chair during the subsequent year, and the Parties will alternate thereafter in appointing chairs to a one-year term. The chair will be responsible for overseeing meetings of the JSC and may have such other responsibilities as the JSC determines.

(iii)	Responsibilities. The JSC will be responsible for directing the collaboration, including approving, reviewing, monitoring, providing input and suggesting changes to the Research Plan and Development Plans. The responsibilities of the JSC include, as appropriate:

(1)	Monitoring all of the research and development under this Agreement. Any such research and development must be described in a plan submitted to the JSC for its consent. The JSC will monitor the progress of such research and may at any time request reports describing it with as much specificity as the JSC may determine;

(2)	Selection of Lead Compound(s) from a series of Leads;

(3)	Selection of a Pre-Development Compound(s) for IND-enabling clinical studies from one or more Lead Compounds;

(4)	Selection of a Development Compound(s) for human clinical development from one or more Pre-Development Compounds;

(5)	Determination that an Allergan Named Target is no longer suitable for further research and development under the collaboration;

(6)	Review and approval of achievement of clinical milestones; and

(7)	Alerting management of both Parties when there are significant changes in the timeframe and/or costs contained in the budget, and when target dates will not be met, what remedial actions are to be taken.

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(iv)	Meetings. The JSC will meet in person a minimum of four (4) times a year on an approximately quarterly basis at times mutually convenient to both Parties or as otherwise required for the purposes of the collaboration. Meetings will alternate between Sirna’ and Allergan’s facilities, unless otherwise agreed by the Parties. The JSC may meet more often at such other times as agreed by the JSC, and such interim discussions may occur in person or by means of telephone or video conferences. Each Party will bear the travel, lodging and board expenses associated with attendance at JSC meetings by its JSC members, Research Team Leaders, Development Team Leaders, research team members, and development team members, as appropriate. A reasonable number of non-voting representatives of either Party with relevant experience or expertise may also attend JSC meetings as approved by the JSC chairperson.

(v)	Minutes. On an alternating basis between the Parties (beginning with Allergan), a Party’s Alliance Manager will be responsible for keeping accurate minutes of the applicable JSC meeting, including all decisions made and actions taken. Drafts of the minutes will be delivered to the other Party’s Alliance Manager within ten (10) business days after the meeting for distribution to that Party’s other JSC members. Each Party has the right to request amendments to the minutes within five (5) business days after receiving them. The Party responsible for the minutes will revise the minutes in accordance with all requested amendments and will provide revised minutes to the other Party within five (5) business days after receipt of any requested amendments. Minutes are effective when approved by both Parties.

(vi)	Decision Making. All decisions of the JSC must be unanimous. If the JSC is unable to reach unanimous consent on an issue, it will submit the issue to the Executive Vice President, Research and Development of Allergan, and the Chief Executive Officer of Sirna, who will confer in good faith to resolve the dispute; should these executives fail to agree, the decision of the Allergan executive will become the binding decision of the JSC, provided, that no such decision may impose on Sirna any obligation or liability inconsistent with this Agreement, Research Plan, and/or Development Plan, in effect as of the Effective Date, without Sirna’s consent.

(vii)	Limitation of Powers. The JSC has only those powers that are specifically delegated to it herein, including the powers to amend the plans attached to this Agreement as Exhibits A-D, but does not have the power to amend this Agreement.

b)	Research Team.

(i)	Research Team. The Parties will assign appropriate personnel to carry out their scientific obligations under this Agreement (collectively known as the

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“Research Team”) in accordance with the Research Plan. Each Party will assign one individual to be the Research Team Leader for that Party.

(ii)	Responsibilities. The Research Team shall be responsible, with oversight and approval by the JSC, for formulating and executing the specific details of the research in accordance with the deadlines and deliverables in the Research Plan. The Research Team will also be responsible for drafting any updates or modifications to the Research Plan as appropriate and submit it to the JSC for approval.

(iii)	The representatives of each of the Research Teams may meet as deemed appropriate and necessary by the respective Research Team Leader to discuss the activities, under the Research Plan.

c)	Development Team.

(i)	Development Team. The Parties will assign appropriate personnel to carry out their scientific obligations under this Agreement (collectively known as the “Development Team”) in accordance with the Development Plan. Each Party will assign one individual to be the Development Team Leader for that Party.

(ii)	Responsibilities. The Development Team will be responsible, with oversight and approval by the JSC, for formulating and executing the specific details of development in accordance with the deadlines and deliverables in the Development Plan. The Development Team will also be responsible for drafting any updates or modifications to the Development Plan as appropriate and submit it to the JSC for approval.

(iii)	The representatives of each of the Development Teams may meet as deemed appropriate and necessary by the respective Development Team Leader to discuss the activities, under the Development Plan.

d)	Alliance Management.

(i)	Alliance Management. Each Party will assign an Alliance Manager who will manage the relationship between the Parties to achieve the overall goals of the collaboration. The Alliance Managers, who may be a member of the JSC, will be invited to attend all the JSC, Research Team and Development Team meetings.

(ii)

Responsibilities. The Alliance Managers will be responsible for senior level program and project management oversight and leadership as well as relationship management of the collaboration including, but not limited to: developing a set of operating guidelines for alliance management of the collaboration; coordinating the development and communication of the Research Plan and Development Plan; identifying and managing any changes to the Research Plan and Development Plan; managing the

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collaboration across all projects; determining roles and responsibilities for team members on specific projects within the collaboration; overseeing project timelines and deliverables; tracking and reporting program status, progress, changes and issues to the JSC; coordinating Research Team and Development Team meetings, milestone meetings and JSC meetings; and tracking, analyzing and reporting project results to demonstrate value and impact on the collaboration.

3. CONDUCT OF RESEARCH AND DEVELOPMENT

3.1 The Parties will conduct the research and development described in the Research Plan and Development Plan, including the Sirna-027 Clinical Development Plan, and as set forth in this Section 3 below. The JSC may at any time amend in writing a plan, provided, that no such amendment may impose on Sirna any obligation or liability except as specifically set forth in this Agreement, Research Plan, and/or Development Plan, in effect as of the Effective Date, without Sirna’s consent. Allergan and Sirna will each use Scientifically Reasonable and Diligent Efforts to research, develop and commercialize Licensed Products in the Field, in the manner set forth (or to be set forth) in the Research Plan and/or Development Plan, subject to the provisions of Sections 3.6 and 3.13.

As to Sirna 027

3.2 Sirna will complete [***]* all phase I clinical trials of Sirna 027, as described in the Sirna-027 Clinical Development Plan.

3.3 Sirna will manufacture and supply Sirna 027 to Allergan in the quantities and having the characteristics specified by the Sirna-027 Clinical Development Plan, for which Allergan will pay to Sirna [***]*.

3.4 As of the Effective Date, Sirna 027 will be a Development Compound.

3.5 Allergan agrees to advance Sirna 027 into Phase II clinical trials for age-related macular degeneration (“AMD”) as set forth under the Sirna 027 Clinical Development Plan within [***]* of the Effective Date, [***]*. Allergan will be responsible for all costs associated with such clinical trials, and any additional clinical trials and commercialization efforts that the JSC decides to undertake. In support of such trials, Sirna will complete a pre-clinical toxicology program, [***]*.

3.6 In the event that [***]*

a)	the Parties will negotiate in good faith regarding the possibility of [***]* on terms to be mutually agreed upon; and

b)	if after [***]* months the Parties are unable to agree upon the terms of [***]*, then all rights to Sirna 027 and the associated data and results will automatically

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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revert to Sirna without any further obligation to Allergan, and Allergan will cease to have any rights to Sirna 027.

[***]*.

As to Other Compounds

3.7 For a period of [***]* after the Effective Date, Allergan will have the right to designate up to a total of [***]* Targets [***]* in Year 1 and [***]* over [***]*, with no more than [***]* in any one of those years), solely for use in the Field, by giving notice to the JSC of its selection. The JSC will then notify Sirna of the identity of the Targets designated by Allergan. Allergan will be required to name the first [***]* within [***]* of the Effective Date of this Agreement. Allergan will be required to name the next [***]* within [***]* from the Effective Date of this Agreement. For the purposes of this Agreement a [***]* targeting [***]* will constitute one Target. As to other [***]*, Allergan has the option of i) counting it as [***]*; or ii) counting it as [***]* on the condition that the provisions of Section 3.9(f) will apply.

3.8 Allergan will not have the right to designate any Targets beyond the [***]* from the Effective Date. For a period of [***]* after the Effective Date, Allergan may at any time [***]* Target [***]*, provided that Sirna [***]* against the Allergan Named Target [***]*.

3.9 For a period of [***]* after the Effective Date:

a)	Sirna will develop, according to the Research Plan, Leads directed against each of the Allergan Named Targets designated pursuant to Section 3.7. Sirna will promptly notify the JSC upon the identification of Leads against an Allergan Named Target. Sirna will perform [***]* all in vitro research described in the Research Plan relating to the identification and evaluation of Leads, and will provide to Allergan Data and methodologies sufficient to reproduce such research internally.

b)	On the approval of the JSC [***]*, Sirna will design, manufacture, and supply to Allergan Lead Compounds, in the quantities and having the characteristics specified by the Research Plan, for which Allergan will pay to Sirna [***]*.

c)	On the approval of the JSC [***]*, Sirna will develop analytical methods for Lead Compounds to support the evaluation of Lead Compounds in the in vivo test systems, for which Allergan will pay to Sirna [***]* to compensate Sirna for such work.

d)	On the approval of the JSC [***]*, Sirna will develop process and analytical development methods to support IND filing and GMP synthesis, stability studies, and API, for which Allergan will pay to Sirna [***]* to compensate Sirna for such work.

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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e)	Sirna will not be obligated to carry out any [***]* under the Research Plan or otherwise under this Agreement.

f)	Sirna will not be obligated to carry out activities and identify Leads during any year against more than the maximum number of Targets that may be selected pursuant to Section 3.7 with respect to such year. In the event that Allergan desires Sirna to evaluate more than such maximum number of Targets per year or perform any other activities not specifically set forth in this Agreement, Research Plan, and/or Development Plan, in effect as of the Effective Date, then Sirna at its sole discretion may choose to carry out such additional activities [***]* to be funded by Allergan. Any such activities and the extent of such funding will be based on mutual agreement of the Parties.

3.10 At any time after receiving Data from Sirna, the JSC may select one or more Leads as a Lead Compound(s) by giving notice to the Parties of the JSC’s selection. Allergan will promptly notify the JSC of the Data from the evaluation of Lead Compounds against an Allergan Named Target. The JSC will evaluate the Data and make a decision on selection of a Pre-Development Compound and up to two (2) Backup Compounds.

3.11 At any time after the Effective Date, the JSC may select a Backup Compound as a Pre-Development Compound by giving notice to the Parties of the JSC’s selection.

3.12 At any time after the Effective Date, the JSC may designate a Pre-Development Compound as a Development Compound by giving notice to the Parties of the JSC’s designation.

3.13 In the event that (i) the JSC has not selected a Lead Compound from a set of Leads against an Allergan Named Target within [***]* of the Effective Date, or, at any earlier date that the JSC decides to proceed under this Section 3.13, or (ii) during the three (3) year term after the Effective Date that the JSC decides, or after the three (3) year anniversary of the Effective Date that Allergan decides, [***]* against an Allergan Named Target, then with respect to such Lead Compound, Pre-Development Compound, Back-Up Compound or Development Compound:

a)	the Parties will negotiate in good faith regarding the possibility of [***]* in the Field the Lead, Lead Compound, Pre-Development Compound, Back-Up Compound or a Development Compound against an Allergan Named Target, on terms to be mutually agreed upon;

b)

if after [***]* the Parties are unable to agree upon the terms of [***]* the Lead, Lead Compound, Pre-Development Compound, Back-Up Compound or a Development Compound against an Allergan Named Target or otherwise do not wish to [***]*, then Sirna will have the right to develop the Lead, Lead Compound, Pre-Development Compound, Back-Up Compound or a Development Compound, independently of Allergan, independently and/or with one or more third parties, in which case Sirna will pay to Allergan [***]* of Sirna’s Net Sales

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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of any Drug including the Lead, Lead, Lead Compound, Pre-Development Compound, Back-Up Compound or a Development Compound or any Drug including it, and will pay to Allergan [***]* that Sirna receives from a Third Party Licensee in connection with such Drug.

c)	Sirna may credit against royalties and any other payments due to Allergan under subsection b), above, an amount equal to [***]* of royalties [***]* due by Sirna to any third party in the event that the commercialization of any Drug sold pursuant to Section 3.13(b) above is Covered (or allegedly Covered) by any patent (including patents falling under the scope of the Tuschl License) claiming [***]*. Sirna [***]* any single [***]* but may [***]* determined pursuant to this section until such [***]* has been completely utilized.

Research and Development Funding

3.14 Other than as set forth elsewhere in this Agreement, Allergan will be responsible for funding all activities related to the research and development, including clinical development, of Compounds, Lead Compounds, Pre-Development Compounds, and Development Compounds, against each of the Allergan Named Targets. In addition, Allergan will be responsible for funding all activities related to the commercialization worldwide of Licensed Products in the Field.

Exclusivity of Rights

3.15 For [***]* from the Effective Date, this Agreement will be the [***]* of researching and developing [***]* compounds and products for the treatment of any condition within the Field. Allergan may [***]* use commercially available [***]* reagents to validate targets, that is, to explore whether inhibiting a target will result in a desired therapeutic effect in a non-human animal.

3.16 Should a third party present to Allergan an opportunity to collaborate in the field of RNAi-therapeutics, the Parties will confer to discuss the possibility of the Parties engaging in a similar such collaboration.

4. LICENSE

4.1 Sirna grants to Allergan [***]* license under the Sirna Patents to make (subject to Sirna’s manufacturing rights set forth below), use, sell, and offer for sale in any country of the world Licensed Products in the Field. Neither Allergan nor Sirna will have the right to develop or commercialize Licensed Products outside the Field without prior written consent of the other Party.

4.2 Sirna grants to Allergan (a) [***]* license to use in any country of the world any method or composition claimed by the Sirna Patents, and (b) [***]* license to use in any country of the

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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world any Sirna Know-How, to research in the Field Lead Compounds, Development Compounds, Backup Compounds, and Licensed Products.

4.3 Allergan may sublicense its rights under Section 4 to any of its Affiliates. Allergan may sublicense its rights under Section 4 to any other third-parties, subject to Sirna’s written consent, such consent not to be unreasonably withheld. Allergan will be responsible for the performance of all obligations of any Third Party Licensees under their respective sub-license agreements with Allergan.

4.4 Within [***]* of the Effective Date Sirna will disclose to Allergan all [***]* in Sirna’s possession necessary for the research and development of Sirna 027. Sirna will disclose to Allergan all [***]* necessary for the research and development of Lead Compounds, Development Compounds, and Licensed Products within a reasonable period of time after Sirna obtains rights to or becomes aware of such [***]*. Notwithstanding the foregoing, Sirna will not be obligated to disclose to Allergan any [***]* relating to its [***]* design, synthesis, delivery, process development and manufacture.

4.5 Nothing in this Agreement herein will prevent Sirna from independently or with one or more third parties researching, developing, and commercializing RNAi-based products against any of the Allergan Named Targets outside the Field, nor does this Agreement confer on Sirna any rights under any intellectual property Controlled by Allergan to research, develop or commercialize such products.

4.6 Unless expressly set forth elsewhere in this Agreement, Sirna has no rights to make, use, sell, offer for sale or otherwise exploit any Allergan DDS, and Sirna may not prevent Allergan from making, using, selling, offering for sale or otherwise exploiting any Allergan DDS in any way that Allergan chooses, in the absence of a patent Controlled by Sirna covering such DDS.

5. PAYMENTS AND ROYALTIES

5.1 Allergan will pay to Sirna a non-refundable license and technology access fee of five million dollars ($5,000,000) within fifteen (15) days of the Effective Date.

As to the first Development Compound to advance to phase [***]* studies

5.2 If [***]* and Allergan [***]* Sirna 027 into Phase II clinical trials, Allergan will pay to Sirna the following amounts [***]* with respect to [***]* for which approval in the treatment of AMD is sought) to reach the first milestone set forth below (throughout this section, “initiate” means the time when the first patient in a clinical study is dosed). Sirna [***]* these milestones if [***]*– other than Sirna 027 – have advanced into phase [***]* trials. In no event will Allergan be obligated to pay more than [***]* under this section:

a)	Phase [***]* Milestone Payments:

(i)	[***]* when Allergan, its Affiliate, or Third Party Licensee initiates a phase [***]* study wherein the Development Compound is injected directly into the eye;

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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(ii)	[***]* when Allergan initiates a phase [***]* study wherein the Development Compound is not injected directly into the eye,

up to a maximum of [***]* for both studies (if Allergan reaches milestone (ii) first, it will pay to Sirna [***]* on reaching milestone (i); if Allergan reaches milestone (i) first, it will not pay Sirna anything on reaching milestone (ii)).

b)	[***]* upon the acceptance by the FDA of a New Drug Application;

c)	[***]* when Allergan, its Affiliate or Third Party Licensee makes its First Commercial Sale in the United States;

d)	[***]* when Allergan, its Affiliate or Third Party Licensee makes its First Commercial Sale in the European Union; and

e)	[***]* when Allergan, its Affiliate or Third Party Licensee makes its First Commercial Sale in Japan.

As to other Development Compounds

5.3 As to any Development Compound other than the Development Compound for which Sirna is entitled to receive a payment pursuant to Section 5.2, above, Allergan will pay Sirna [***]*, with respect to each such Compound, the following amounts on reaching the milestones set forth below (throughout this section, “initiate” means the time when the first patient in a clinical study is dosed):

a)	[***]* when Allergan, its Affiliate or Third Party Licensee initiate a phase I study;

b)	[***]* when Allergan, its Affiliate or Third Party Licensee initiate a phase II study;

c)	[***]* when Allergan, its Affiliate or Third Party Licensee initiate a phase III study;

d)	[***]* on the acceptance by the FDA of a New Drug Application;

e)	[***]* when Allergan its Affiliate or Third Party Licensee makes its First Commercial Sale in the United States;

f)	[***]* when Allergan, its Affiliate or Third Party Licensee makes its First Commercial Sale in the European Union; and

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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g)	[***]* when Allergan, its Affiliate or Third Party Licensee makes its First Commercial Sale in Japan.

Royalties and other Considerations

5.4 In the event that Sirna 027 [***]*, Allergan will pay royalties to Sirna as follows:

a)	For sales of the first Licensed Product in AMD (that is, the first Licensed Product that is approved for the treatment of AMD) in the United States, [***]* of Net Sales by Allergan and its Affiliates

b)	For sales of the first Licensed Product in AMD outside the United States, [***]* of Net Sales by Allergan and its Affiliates; and

c)	For sales of Licensed Products other than the first Licensed Product in AMD in the United States by Allergan and its Affiliates:

(i)	[***]* of annual Net Sales less than or equal to [***]*; and

(ii)	[***]* of annual Net Sales greater than [***]*.

d)	For sales of Licensed Products other than the first Licensed Product in AMD outside the United States by Allergan and its Affiliates:

(i)	[***]* of annual Net Sales less than or equal to [***]*; and

(ii)	[***]* of annual Net Sales greater than [***]*.

5.5 In the event that [***]* does not [***]*, Allergan will pay royalties to Sirna as follows:

a)	For sales of Sirna 027 in the United States, [***]* of Net Sales by Allergan and its Affiliates;

b)	For sales of Sirna 027 outside the United States, [***]* of Net Sales by Allergan and its Affiliates; and

c)	For sales of Licensed Products other than Sirna 027 in the United States by Allergan and its Affiliates:

(i)	[***]* of annual Net Sales less than or equal to [***]*; and

(ii)	[***]* of annual Net Sales greater than [***]*.

d)	For sales of Licensed Products other than the First Licensed Product outside the United States by Allergan and its Affiliates:

(i)	[***]* of annual Net Sales less than or equal to [***]*; and

(ii)	[***]* of annual Net Sales greater than [***]*.

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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5.6 For sales of Licensed Products anywhere in the world by a Third Party Licensee Allergan will pay to Sirna [***]* that Allergan and/or its Affiliates receive from a Third Party Licensee in connection with the Licensed Products.

Third Party Royalties

5.7 Allergan and Sirna will [***]* the payments of any royalty payments due under the [***]* in connection with the commercialization of Licensed Products, provided however, Allergan’s annual royalty burden with regards to the [***]* will not exceed [***]* of Net Sales of Licensed Products.

5.8 Allergan may credit against royalties and any other payments due to Sirna an amount equal to [***]* due by Allergan to any third party in the event that the commercialization any Licensed Product is Covered (or allegedly Covered) by any patent claiming a method of [***]*. Allergan may not reduce any single royalty or other payment by more than [***]* but may carry forward any unused credit determined pursuant to this section until such credit has been completely utilized. The Parties will cooperate in all respects with one another in assessing and concluding any relationship with a third party under this section. Neither Party may enter into an agreement under this section without the consent of the other Party, such consent not to be unreasonably withheld.

Mechanism of payment

5.9 Any royalty payments due under this Agreement will be calculated and reported for each calendar quarter, and will be paid within [***]* days of the end of each quarter. All payments other than royalty payments will be paid within [***]* days of becoming due.

5.10 Each royalty payment will be accompanied by a report setting forth the calculation of Net Sales. The report will include, at a minimum, the number of units of products sold, the gross sales and Net Sales of each product, list of countries where products sold and the royalties payable; the report will express the value of all sales in U.S. dollars.

5.11 Each party will keep records relating to the sale or transfer of Licensed Products in sufficient detail to allow each Party to confirm that royalty payments due under the Agreement are accurate.

5.12 All payments due under this Agreement will be paid in U.S. dollars. In determining the value of Net Sales in U.S. dollars, the Parties will use the monthly average rate of exchange over the calendar quarter in which Net Sales are recognized and reported by each Party’s financial accounting reporting systems in accordance with U.S. Generally Accepted Accounting Principles consistently applied. All payments will be made by wire transfer to a bank and account designated in writing by the payee.

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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5.13 On [***]* prior written notice, each Party will have the right to have an independent certified public accountant inspect the records of the other Party and its Affiliates, no more than once per fiscal year, during usual business hours, for the sole purpose of and only to the extent necessary to verify the completeness and accuracy of royalty payments that are made under this Agreement during the period of time [***]* preceding the date of the notice. The notice must identify the period of time subject to inspection; records from a period of time already subject to an inspection pursuant to this section may not be inspected again. The accountant must not disclose to the auditing Party any information other than information relating to completeness and accuracy of payments. Each Party will be responsible for the cost of any such inspection and audit by an independent accounting firm on behalf of such Party, unless such inspection and audit discloses for any calendar quarter examined that there will have been a discrepancy of greater than [***]* between the amounts reported by the other Party to be payable hereunder and the amounts actually paid by the other Party with respect to such calendar quarter, in which case the other Party will be responsible for the payment of the entire cost of such inspection and audit. Each Party and its independent accounting firm agree to hold confidential all information concerning such payments and reports and all information obtained from the other Party or any Affiliate thereof in the course of any inspection or audit hereunder, except to the extent that it is necessary for such Party to disclose such information in order to enforce its rights under this Agreement or if required by law or any governmental authority (including, without limitation, any stock exchange upon which such Party’s shares or other securities may be traded); provided, however, if any Party will be required by law to disclose any such Confidential Information to any other person, such Party will give prompt notice thereof to the other Party and cooperate in all reasonable respects relating to the other Party’s efforts to impose upon any person entitled to obtain such Confidential Information such obligations of confidentiality as may be lawfully available.

6. TERM

6.1 This Agreement is effective as the Effective Date and will continue on a country-by-country basis until the later of i) [***]* after the First Commercial Sale of a Licensed Product in such country; or ii) the date in such country that a Sirna Patent no longer Covers a Licensed Product. At the end of the Term in each country, Allergan will have a fully paid-up license to exercise in such country the rights conferred in Section 4 and without further obligation to Sirna, except for those obligations set forth in the sections that survive the expiration or termination of this Agreement.

6.2 Each Party may terminate this Agreement on written notice to the other Party if any of the following occurs:

a) the other Party files a petition in bankruptcy or if the other Party is served with an involuntary petition in bankruptcy and the involuntary petition is not dismissed within [***]*; or

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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b) the other Party breaches any material term of this Agreement and does not cure the breach within [***]* ([***]* for non-payment of any non-disputed sums) after receipt of written notice of the breach from the non-breaching Party.

6.3 Allergan may terminate this Agreement without cause on [***]* written notice to Sirna after [***]* following the Effective Date. Termination under this Section 6.3 will extinguish Allergan’s obligation to make any payment under Section 5 with respect to any event that does not occur by the end of the [***]* notice period. Notwithstanding the foregoing, in the event Allergan abandons a Compound pursuant to Section 3, Allergan will have the right to terminate its obligations with respect to such abandoned Compound on a Compound-by-Compound basis without terminating the entire Agreement.

6.4 Sections [***]* will survive termination and expiration of this Agreement.

6.5 Promptly after termination of this Agreement pursuant to Section 6.2, each Party will at the request of the other Party return or destroy any Confidential Information of the other Party in the accordance with that Party’s instructions, except that one copy may be retained for archival purposes.

6.6 The termination or expiration of this Agreement, in whole or in part, will be without prejudice to (a) the right of the Sirna to receive all amounts accrued hereunder prior to the effective date of such termination or expiration and (b) any other remedies as may now or hereafter be available to any Party, whether under this Agreement or otherwise.

6.7 If this Agreement is terminated in whole pursuant to this Article 6, Allergan, its Affiliates and Third Party Licensees will (a) discontinue the manufacture, use and sale of Licensed Products (provided, however, if Allergan is not in material breach of any undisputed payment obligation hereunder, Allergan, its Affiliates and Third Party Licensees will have the right to finish any Licensed Product in process and sell for a period not to exceed [***]* any and all Licensed Products in their inventories and exercise its license under Section 4.1 in connection therewith (subject to the payment of royalties and other consideration to Sirna pursuant Paragraph 5 as if this Agreement had not terminated or expired), (b) immediately (i) cease the use of all of Sirna’s Confidential Information and (ii) return to Sirna all documents and materials containing any such Party’s know-how and/or any Confidential Information, except to the extent reasonably necessary to exercise the rights in clause (a) above, and (c) assign and transfer to Sirna all technology, Data and all marketing and other approvals relating to the Development Compounds and Licensed Products, and all of Allergan’s right, title and interest therein. Allergan will also transfer to Sirna any rights and license to any component of the Licensed Products (together with related intellectual property rights) necessary for Sirna to develop and commercialize Licensed Products, either independently or with one or more third parties, subject to payment by Sirna to Allergan of [***]* in the Field.

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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7. MAINTENANCE, REPORTING, AND OWNERSHIP OF DATA

7.1 At least once per quarter, or as frequently as the JSC may otherwise determine, each Party will provide to the other Party written reports setting forth a summary and interpretation of Data obtained under this Agreement. The report will contain such other information as determined by the JSC.

7.2 On the request of one Party, the other Party will provide within [***]* of termination of the Agreement a final written report setting forth a summary and interpretation of Data obtained under this Agreement.

7.3 The Parties will create and maintain complete and accurate written records of Data obtained under this Agreement. Each Party will make such records available to the other Party for inspection and copying (at the other Party’s expense) during regular business hours on reasonable advance notice.

7.4 Representatives of each Party may, on reasonable notice and at times reasonably acceptable to the other Party, visit for any purpose determined by the JSC the other Party’s facilities where the activities under this Agreement are being conducted.

Ownership of Data and Regulatory Rights

7.5 [***]* under this Agreement.

7.6 Notwithstanding Section 7.5, [***]* will own solely and exclusively all Data [***]* generates alone or is generated jointly with [***]* by the Parties pursuant to this Agreement relating to the [***]* and will grant to [***]* right to use such [***]* in the Field during the Term of this Agreement. [***]* will have the right to use the [***]* for any purpose outside the Field and in support of regulatory filings and pending patent applications and for other purposes, provided that such use is not inconsistent with any other provision of this Agreement.

7.7 Notwithstanding Section 7.5, [***]* will own solely and exclusively all Data [***]* generates alone or jointly with [***]* relating to, [***]* – and will grant to [***]* right to use Data generated jointly (other than Data relating specifically to [***]*), in or outside the Field. [***]* will have a right to use for the purpose of conducting research pursuant to this Agreement any Data relating to [***]*. [***]* will have the right to use the such Data for any purpose and in support of regulatory filings and pending patent applications and for other purposes.

7.8 Allergan will have the exclusive right to submit to and prosecute before Regulatory Authorities any matter with respect to Development Compounds or Licensed Products in the Field.

7.9 Each Party will make its employees and others working on its behalf reasonably available to consult with the other Party and with any Regulatory Authority on any issue arising under this Agreement at the expense of the requesting Party.

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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8. MANUFACTURE OF COMPOUNDS

8.1 Sirna will have the obligation to manufacture or have manufactured and supply to Allergan (or its designee) all active pharmaceutical ingredient (that is, all siNA component(s), as distinct from finished product) of all Development Compounds and Licensed Products under the terms of a separate Manufacturing Agreement to be negotiated in good faith between the Parties prior to the start of the first Phase III clinical trial of any Development Compound, and containing usual and customary terms in manufacturing and supply agreements. In the Manufacturing Agreement, Allergan will be obligated to pay no more than [***]* for any active pharmaceutical ingredient. The Parties will meet as early as [***]* (but no later than [***]*) prior to start of any Phase III trial to discuss the terms of such a Manufacturing Agreement.

8.2 Sirna will assist Allergan in finding an appropriate alternative manufacturer for the siNA component of any Development Compound or Licensed Product in the event Sirna cannot manufacture or have manufactured all of Allergan’s requirements of siNA component or if it fails to obtain FDA approval to manufacture or have manufactured all of Allergan’s requirements of siNA component. Sirna will notify Allergan as soon as reasonably possible if it has reason to believe that it cannot manufacture or have manufactured such requirements or obtain FDA approval to do so. If (a) Sirna fails to supply any siNA component of the Development Compound or Licensed Product in accordance with this Article 8, which failure has not been cured within [***]* or notifies Allergan that it cannot manufacture or have manufactured any such siNA component hereunder, Allergan will have the right to manufacture or have a third party contract manufacturer manufacture the siNA component without further obligation to Sirna under this Article 8. Sirna will make reasonable diligent efforts to cooperate with Allergan at Allergan’s expense as reasonably necessary to enable Allergan to manufacture or have manufactured the siNA component. On Allergan’s request, Sirna will disclose to Allergan or the third party such Know-How that is reasonably necessary for the third party to manufacture the siNA component and, if not already conveyed to Allergan under Section 4, Sirna will convey such rights as are required solely for the purpose of enabling Allergan to manufacture or sublicense the third party to manufacture Licensed Products.

8.3 As a condition of any disclosure of Know-How from Sirna or Allergan to a third party, the third party must agree to be bound by an agreement obligating it to maintain the Know How in confidence under substantially the same terms as those set forth in Section 10, and Sirna must consent to the disclosure, such consent not to be unreasonably withheld.

9. INTELLECTUAL PROPERTY

9.1 Ownership of inventions will be determined according to U.S. patent law, with the exception of those inventions conceived by both Parties; the Parties will jointly own such inventions, and will not be able to transfer to any third party any rights to such inventions without the consent of the other Party.

9.2 Notwithstanding Section 9.1, Sirna will own solely and exclusively all inventions Sirna conceives alone or jointly with Allergan specifically relating to the synthesis, discovery, or

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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manufacture of siNAs (“RNAi Inventions”) and will grant to Allergan a non-exclusive right to use such RNAi Inventions in the Field during the Term of this Agreement.

9.3 Notwithstanding Section 9.1, Allergan will own solely and exclusively all inventions Allergan conceives alone or jointly with Sirna relating to DDSs, whether Allergan DDSs or other DDSs, and will grant to Sirna a non-exclusive right to use such joint inventions – other than inventions specifically relating to Allergan DDSs – (in or outside the Field) for the life of any patent claiming such joint inventions.

9.4 Sirna will be responsible for (for the purposes of this Section 9, all these activities will be referred to as “Prosecuting”) the Sirna Patents and any other patent or application it owns that Covers Lead Compounds, Development Compounds, Licensed Products, or methods of manufacturing Lead Compounds, Development Compounds, or Licensed Products.

9.5 Sirna will be responsible for Prosecuting any patents or applications the Parties own jointly pursuant to Section 9.1. Sirna will consult with Allergan prior to filing any document or making any payment in connection with the Prosecution sufficiently in advance to enable Allergan to comment on the document or payment. Sirna will provide to Allergan copies of any documents it receives in connection with the Prosecution, and will inform Allergan of its progress – Allergan will not be obligated to pay for the Prosecution in any country of any application that Sirna does not provide to Allergan sufficiently in advance to allow Allergan to determine whether it wishes to proceed with the filing of the application. The Parties will cooperate fully in the Prosecution, particularly as to executing all papers relevant to it.

9.6 Allergan will repay to Sirna [***]* of all reasonable Patent Costs and other expenses Sirna incurs pursuant to Clause 9.5 [***]* – within sixty (60) days of receiving from Sirna an invoice describing such expenses in sufficient detail to allow Allergan to determine the work performed in connection with the expense.

9.7 In the event that Sirna elects not to prosecute in any country any patent or application that the Parties jointly own or any patent or application that Sirna solely owns that Covers Lead Compounds, Development Compounds, Licensed Products, or methods of manufacturing Lead Compounds, Development Compounds, or Licensed Products, Sirna will give Allergan forty-five (45) days’ notice before any relevant deadline and provide to Allergan all information reasonably relating to such patent or application. Allergan will have the right to prosecute such patent or application, and should it do so Sirna will grant to Allergan an exclusive license in such country to make, use, sell, and offer for sale the invention claimed therein for the term of this Agreement with no restrictions as to sub-licensing. Such a license will be in the Field as to any patent that Sirna solely owns and without any Field limitation as to any patent that the Parties jointly own. [***]*

9.8 In the event that Allergan elects not to prosecute in any country any patent or application that the Parties jointly own, Sirna will have the right to prosecute such patent or application at its own expense, and should it do so Allergan will grant to Sirna an exclusive license in such

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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country to make, use, sell, and offer for sale the invention claimed therein for the term of this Agreement with no restrictions as to sub-licensing.

Infringement by Third Parties

9.9 The Parties will promptly notify each other of any actual or threatened infringement of any patents that the Parties jointly own or any patents that Cover Licensed Products, Development Compounds, or their use or manufacture, and will provide to each other any evidence of such infringement.

9.10 Allergan will have the first right to bring and control, at its expense, any proceeding before any government or private tribunal (“Infringement Action”) to remedy the infringement of a) any patent which Covers Licensed Products or Development Compounds; and b) any patent which Allergan owns jointly with Sirna. Sirna will have the right, at its own expense and by counsel of its choice, to be represented in any such action.

9.11 Sirna will have the first right to bring and control, at its expense, any Infringement Action to remedy the infringement of any patent that Allergan does not have the first right to enforce under Section 9.10. Allergan will have the right, at its own expense and by counsel of its choice, to be represented in any such action.

9.12 If, within [***]* following the notice of infringement pursuant to Section 9.7 or [***]* before the time limit for filing of an Infringement Action, whichever comes first, a Party has not reached an agreement with or filed an Infringement Action against the infringer, the other Party will have the right to bring and control, at its expense, any such action.

9.13 The Parties will first deduct their expenses from any recovery realized as a result of an Infringement Action and then pay to Sirna an amount equal to the royalties that would be due to Sirna had infringing sales been Net Sales. The Parties will share the remainder of the recovery such that the Party bringing the Infringement Action receives [***]* of the remainder of the recovery and the other Party receives [***]* of the remainder of the recovery. In event that the Parties jointly bring an Infringement Action, they will share any recovery according to a formula they will develop by mutual agreement.

Infringement of Third-Party Rights

9.14 The Parties will promptly notify each other of any allegation that any activity pursuant to this Agreement infringes or may infringe the intellectual property rights of any third party.

9.15 In any allegation that Allergan’s sale of Licensed Products infringe an intellectual property right, Allergan will have the first right to control, at its expense, the defense of any claim involving such allegation. As to all other allegations, Sirna will have the first right to control, at its expense, the defense of any claim involving such allegations. In each case, the other Party will have the right, at its own expense and by counsel of its own choice, to be represented in connection with the defense of any such claim.

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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9.16 To the extent such allegations of infringement involve a patent that allegedly Covers a Lead, Lead Compound, Pre-Development Compound, Development Compound, or Licensed Product, or the use of such Compounds, or a misappropriation by Sirna of technology relating to such Compounds, [***]* i) payments required by a final court order or settlement agreement to be paid by Allergan resulting from a third party claim of infringement; and ii) all reasonable expenses incurred by Allergan in defending against the claim. [***]*

9.17 The Parties will cooperate in all respects with one another in prosecuting or defending any action pursuant to this section.

9.18 Neither Party may settle any action under this Article 9 without the consent of the other Party, such consent not to be unreasonably withheld.

[***]*

9.19 [***]*

10. CONFIDENTIALITY AND PUBLICATION

10.1 During the Term and for the [***]* thereafter each Party will not disclose or use any Confidential Information unless allowed to do so under this Agreement. Each Party will promptly notify the other on discovering any unauthorized disclosure or use of Confidential Information.

10.2 The obligations of non-disclosure and non-use contained in this section will not apply to the extent that the Party receiving the Confidential Information can establish that

a)	the information is publicly known, or becomes publicly known through no breach of this Agreement;

b)	the Party knew the information before receiving it from the disclosing Party;

c)	the Party received the information from a third party not bound to the disclosing Party by any obligation of non-disclosure;

d)	the Party independently develops the information without using any Confidential Information; and

e)	the Party is required to disclose the information by law, provided that Party i) as soon as practical before the disclosure, notifies the other Party; and ii) identifies the Confidential Information so required thereby, so that the disclosing Party may seek an appropriate protective order or other remedy with respect to narrowing the scope of such requirement and/or waive receiving Party’s compliance with the provisions of this Agreement.

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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10.3 This Agreement and its terms will be considered Confidential Information, provided however, Parties and their Affiliates will each be permitted to disclose such Confidential Information to the extent reasonably necessary (a) to such Party’s or Affiliate’s attorneys, accountants and other professional advisors under an obligation of confidentiality to such Party or Affiliate, (b) to such Party’s or Affiliate’s current or prospective banks or other financial institutions or investors for the purpose of raising capital or borrowing money or maintaining compliance with agreements, arrangements and understandings relating thereto and (c) to any person who proposes to be a sublicensee or to purchase or otherwise succeed (by merger, operation of law or otherwise) to all of such Party’s or Affiliate’s right, title and interest in, to and under this Agreement, if such person agrees to maintain the confidentiality of such Confidential Information pursuant to a written agreement at least as protective of such Confidential Information as the terms set forth in this Section. The standard of care required to be observed hereunder will be not less than the degree of care which each Party or Affiliate thereof uses to protect its own information of a confidential nature, and each Party will use commercially reasonable efforts to ensure that persons to whom it discloses Confidential Information in accordance herewith do not disclose or make any unauthorized use of such Confidential Information.

10.4 Should a Party wish to publish any research relating to this Agreement or that otherwise contains Confidential Information, the Party will submit a copy of the proposed publication to the JSC and the other Party at least forty-five (45) days before submitting the publication to a journal or other forum or otherwise disclosing it. The JSC and the reviewing Party may require modifications to the publication (including the deletion of the Confidential Information of the reviewing Party) or a delay of whatever duration in disclosing it.

10.5 The Parties may issue the press release attached hereto as Exhibit G. Unless required by law, no Party will make any other public announcement relating to the existence of this Agreement or its terms, without prior written consent of the other Party, such consent not to be unreasonably withheld.

10.6 Neither Party may use the name or mark of the other Party without prior written consent of the other Party, unless otherwise required by law or governmental authority.

11. REPRESENTATIONS, WARRANTIES AND INDEMNIFICATION

11.1 Each Party represents to the other that as of the Effective Date:

a)	it is duly organized and validly existing under the laws of its state of incorporation and has full authority to enter into this Agreement;

b)	the execution and performance of this Agreement does not conflict with any other agreement, oral or written, to which it is a party;

11.2 Sirna represents that as of the Effective Date:

a)	it is the sole owner of the Sirna Patents and has sufficient rights to grant the licenses of Section 4;

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b)	no third party has any interest in the Sirna Patents and Sirna Know-How that would impair Allergan’s use of such patents and know-how in the Field;

c)	there are no unresolved claims that Sirna’s manufacture, use, sale, offer for sale, or import of any Compound infringe or may infringe any third party patents or other intellectual property right; and

d)	the Sirna Patents are valid and in full force, and are not the subject of any interference or opposition proceeding or any litigation.

11.3 EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 11, NO PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES AS TO ANY MATTER WHATSOEVER. ACCORDINGLY, EACH PARTY HEREBY EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AGAINST NON-INFRINGEMENT OR THE LIKE, INCLUDING (a) THAT THE SIRNA PATENT OR TECHNOLOGY OR THE PRACTICE THEREOF OR ANY LICENSED PRODUCTS WILL BE FREE FROM CLAIMS OF PATENT INFRINGEMENT, INTERFERENCE OR UNLAWFUL USE OF PROPRIETARY INFORMATION OF ANY PERSON AND (b) OF THE ACCURACY, RELIABILITY, TECHNOLOGICAL OR COMMERCIAL VALUE OR MERCHANTABILITY OF THE LICENSED PATENT RIGHTS OR TECHNOLOGY OR ANY LICENSED PRODUCTS, OR THEIR SUITABILITY OR THE FITNESS THEREOF FOR ANY PARTICULAR PURPOSE, INCLUDING, WITHOUT LIMITATION, THE DESIGN, DEVELOPMENT, MANUFACTURE, USE OR SALE OF ANY SUCH LICENSED PRODUCTS.

11.4 EXCEPT FOR THOSE CLAIMS OF A THIRD PARTY AS MAY BE PAYABLE PURSUANT TO THIS AGREEMENT, TO THE MAXIMUM EXTENT PERMITTED BY LAW AND NOTWITHSTANDING ANY PROVISION IN THIS AGREEMENT TO THE CONTRARY, NEITHER OF SIRNA, ON THE ONE HAND, AND ALLERGAN, ON THE OTHER HAND, NOR ANY OF THEIR AFFILIATES, LICENSEES OR REPRESENTATIVES WILL BE LIABLE TO THE OTHER PARTY, ITS AFFILIATES OR ANY OF THEIR LICENSEES OR REPRESENTATIVES FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, RELIANCE OR PUNITIVE DAMAGES OR LOST OR IMPUTED PROFITS OR ROYALTIES, LOST DATA OR COST OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY), INDEMNITY OR CONTRIBUTION, AND IRRESPECTIVE OF WHETHER THAT PARTY OR ANY REPRESENTATIVE OF THAT PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF, ANY SUCH LOSS OR DAMAGE. IN ADDITION, THE LIABILITY OF SIRNA WITH RESPECT TO THE SUBJECT MATTER OF ARTICLE 8 HEREOF (REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, IN TORT OR OTHERWISE) WILL BE LIMITED TO THE AGGREGATE AMOUNT ACTUALLY PAID BY ALLERGAN TO SIRNA FOR SINA COMPONENT.

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11.5 Allergan hereby agrees to indemnify, defend and hold Sirna, its Affiliates, and their respective directors, officers, employees, agents and their respective successors, heirs and assigns (the “Sirna Indemnitees”) harmless from and against any losses, costs, claims, damages, liabilities or expenses (including reasonable attorneys’ and professional fees and other expenses of litigation) (collectively, “Liabilities”) arising out of claims, suits, actions or demands, in each case brought by a third party or judgments arising therefrom (including those arising out of personal injury claims) (each a “Claim”) as a result of (a) activities of Allergan, its Affiliates, or any third party acting on behalf of or under authorization by Allergan in connection with Allergan’s development, manufacture (to the extent Allergan manufactures Licensed Products hereunder), commercialization, or other use or handling of Lead Compounds, Development Compounds, and Licensed Products, or (b) a breach of the terms and conditions of this Agreement by Allergan or representations and warranties made by Allergan in this Agreement; provided, however, that Allergan’s obligations pursuant to this Paragraph 11.5 will not apply to the extent such Claims result from (i) the gross negligence, recklessness, bad faith, intentional wrongful acts or omissions of any of the Sirna Indemnitees or (ii) material breach of the terms and conditions of this Agreement by any of the Sirna Indemnitees.

11.6 Sirna hereby agrees to indemnify, defend and hold Allergan, its Affiliates, and their respective directors, officers, employees, agents and their respective successors, heirs and assigns (the “Allergan Indemnitees”) harmless from and against any Liabilities arising out of Claims as a result of: (a) the gross negligence, recklessness, bad faith, intentional wrongful acts or omissions of Sirna, its Affiliates, or any third party acting on behalf of or under authorization by Sirna, including in connection with Sirna’s manufacture of siNA component of the Licensed Product or (b) activities of Sirna, its Affiliates, or any third party acting on behalf of or under authorization by Sirna in connection with Sirna’s manufacture of any Compound and its development or other use or handling of Leads to the extent relating to the negligence or misconduct of Sirna, its Affiliates or such third parties, or (c) a breach of the terms and conditions of this Agreement by Sirna or a breach of the representations and warranties made by Sirna in this Agreement; provided, however, that Sirna’s obligations pursuant to this Paragraph 11.6 will not apply to the extent such Claims result from (i) the negligence, recklessness, bad faith, intentional wrongful acts or omissions of any of the Allergan Indemnitees or (ii) breach of the terms and conditions of this Agreement by any of the Allergan Indemnitees.

11.7 In the event a Claim is made against a Sirna Indemnitee or Allergan Indemnitee, as applicable, (each, an “Indemnified Party”) with respect to which it is entitled to indemnification under this Article 11, such Indemnified Party will promptly notify the Party having such indemnification obligation (the “Indemnifying Party”) of such Claim and the facts constituting the basis for the Claim and the Indemnifying Party may, at its option, elect to assume control of the defense of such Claim with counsel reasonably acceptable to such Indemnified Party; provided, however, that (a) the Indemnified Party will be entitled to participate therein (through counsel of its own choosing) at the Indemnified Party’s sole cost and expense, and provided, further, that, if the litigants in any such action include both the Indemnified Party and the Indemnifying Party and reputable legal counsel for the Indemnified Party will have reasonably concluded in a written legal opinion delivered to the Indemnifying Party that, by reason of certain bona fide defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party, the interests of the Indemnified Party materially conflict with the interests of the Indemnifying Party such that it would be unethical

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under applicable rules relating to attorney conflicts of interest for the Indemnifying Party and such Indemnified Party to be represented by the same counsel with respect to such defense, the Indemnified Party will have the right to select a separate counsel and to assume such legal defenses, with the reasonable expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the Indemnifying Party as and when incurred and (b) the Indemnifying Party will not settle or compromise any such Claim without the prior written consent of the Indemnified Parties, unless such settlement or compromise consists solely of the payment of money by the Indemnifying Party and includes a general release of the Indemnified Parties from any and all liability with respect thereto. The Indemnified Parties will reasonably cooperate with and provide full information with respect to any Claim for which the Indemnified Parties seek indemnification hereunder.

11.8 Nothing in this Article 11 relieves Sirna of its obligations under Article 9 of this Agreement.

12. General Provisions

12.1 Governing Law. This Agreement will be governed by the laws of the State of California.

12.2 Notices. Any notice made pursuant to this Agreement will be effective only if made in writing and delivered to all of the addresses below:

If to Sirna:

1.	Sr. Vice President, Corporate Development Sirna Therapeutics, Inc. 185 Berry Street, Ste 6504 San Francisco, CA 97104415-412-7624 tel.415-512-7022 fax	2.	Vice President, Legal Affairs Sirna Therapeutics, Inc. 185 Berry Street, Ste 6504 San Francisco, CA 97104 415-412-7624 tel. 415-512-7022 fax

3.	Sills Cummis Epstein & Gross P.C. One Riverfront Plaza Newark, NJ 07102 Attention: Ira A. Rosenberg

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If to Allergan:

1.	Exec. Vice President, Research and Development Allergan, Inc. 2525 Dupont Drive Irvine, California, 92623 (714) 246-4971 fax (714) 246-4919 tel.	2.	General Counsel Allergan, Inc. 2525 Dupont Drive Irvine, California, 92623 (714) 246-4971 fax (714) 246-4535 tel.

3.	Allergan Sales, LLC 2525 Dupont Drive Irvine, California, 92623	4.	Allergan Pharmaceuticals Holdings (Ireland) Ltd Longphort House, Earlsfort Centre Lower Leeson Street Dublin 2, Ireland

The notice will be effective on the first business day it is delivered, if delivered to the first two addresses of each Party by hand, electronic facsimile, or overnight courier, or five days after sending if delivered in any other way. A Party may change the delivery addresses by notice to the other Party.

12.3 Entirety of Agreement. This Agreement embodies the entire agreement between the parties and supersedes any prior agreements between them. This Agreement may be modified in writing only.

12.4 Non-Waiver. The failure of a Party in any one or more instances to insist upon strict performance of any terms of this Agreement will not constitute a waiver of the right to assert such terms on any future occasion.

12.5 Disclaimer of Agency. Neither Party is the representative of the other, and neither Party has the authority to bind the other Party to any obligation to any third party.

12.6 Severability. If a court or government agency of competent jurisdiction holds that any provision of this Agreement is invalid or unenforceable, then that provision will be severed and the remainder of the Agreement will continue in full force. To the extent possible, the Parties will revise such severed provision in a manner that will render it valid.

12.7 Assignment. Either Party may assign this Agreement as part of a sale of substantially all of the Party’s capital stock or assets. Neither Party may assign its interest in this Agreement in whole or in part for any other reason without the prior written consent of the other Party, such consent not to be unreasonably withheld.

12.8 Bankruptcy. All rights granted under this Agreement will be considered for purposes of Section 365(n) of 11 U.S.C. (“the Bankruptcy Code”) licenses of rights to “intellectual property” as defined under Section 101(56) of the Bankruptcy Code. The Parties agree that Allergan will retain and may fully exercise all of its rights and elections under the Bankruptcy Code. In the

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event that Sirna seeks or is involuntarily placed under the protection of the Bankruptcy Code, and the trustee in bankruptcy rejects this Agreement, Allergan elects, pursuant to Section 365(n), to retain all rights granted to it under this Agreement to the extent permitted by law.

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The Parties execute this Agreement by signing below:

ALLERGAN SALES, LLC		SIRNA THERAPEUTICS, INC.

By:	/s/ David M. Lawrence	By:	/s/ J. Michael French

Name:	David M. Lawrence	Name:	J. Michael French

Title:	Senior Vice President Corporate Development	Title:	Senior Vice President Corporate Development

ALLERGAN, INC.		ALLERGAN PHARMACEUTICAL HOLDINGS (IRELAND) LTD.

By:	/s/ Scott M. Whitcup	By:	/s/ Gregory F. Brooks

Name:	Scott M. Whitcup	Name:	Gregory F. Brooks

Title:	Executive Vice President Research & Development	Title:	Director

31

EXHIBIT A

Allergan and Sirna Therapeutics Discovery Research Plan

[***]*

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

A-1

EXHIBIT B

Allergan and Sirna Therapeutics Sirna-027 Clinical Development Plan

[***]*

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

B-1

EXHIBIT C

Summary of Phase II Supporting Toxicology Studies and Assays

[***]*

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

C-1

EXHIBIT D

[***]*

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

D-1

EXHIBIT E

Definition of Sirna 027

[***]*

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

E-1

EXHIBIT F

PATENTS

[***]*

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

F-1

EXHIBIT G

PRESS RELEASE

Sirna Therapeutics and Allergan Enter into Strategic Ophthalmology Alliance

San Francisco, CA, September 28, 2005 — Sirna Therapeutics, Inc. (Nasdaq: RNAI), announced today it has entered into a multi-year alliance with Allergan, Inc. (NYSE: AGN) to develop Sirna-027, a novel RNAi-based therapeutic currently in Phase I for age-related macular degeneration (AMD), and to discover and develop other novel RNAi-based therapeutics against select gene targets in ophthalmic diseases. Sirna will receive an initial payment of $5 million and be eligible for development milestones of up to $245 million in addition to research funding and royalties on the worldwide sales of products resulting from the alliance. Sirna also will receive contract manufacturing revenues.

“We are pleased to enter into this exciting collaboration with Sirna, a pioneer in RNAi-based therapeutics,” said Dr. Scott Whitcup, Allergan’s Executive Vice President, Research & Development. “Through our collaboration with Sirna, we will seek to leverage this cutting edge technology to rapidly design and develop selective compounds that inhibit multiple targets involved in sight-threatening ocular diseases.

Allergan will assume all development and future commercialization responsibilities for Sirna-027 and will bring to the alliance their proprietary ocular drug delivery technologies for the administration of RNAi-based therapeutics. Sirna will develop optimized lead compounds against Allergan’s identified gene targets and Allergan will be responsible for all pre-clinical, clinical and commercialization activities for those compounds. The companies will form a Joint Steering Committee to oversee the alliance and move Sirna compounds through Allergan’s discovery and development pipeline.

“We are excited to establish this alliance with Allergan - a global leader in the treatment of ocular diseases,” stated Howard W. Robin, President and CEO of Sirna Therapeutics. “This strategic alliance allows Sirna to bring the power of its research capabilities to the design and development of novel siRNA therapeutics for ocular diseases. This alliance is an excellent example of Sirna’s strategy to partner our world class expertise in RNAi biology and chemistry with companies that lead the research community in understanding the molecular etiology of important human diseases.”

About RNA interference

RNA interference (RNAi) is a natural, selective process for turning off genes. RNAi is triggered by short interfering RNA (siRNA) molecules that engage a group of cellular proteins, known as RISC (RNA induced silencing complex). The RISC guides the siRNA to its target messenger RNA (mRNA, the messenger between DNA and proteins) by complementary base pairing for the targeted break-up of the mRNA thus halting protein expression or viral replication. The RISC-siRNA-complex binds and cleaves multiple mRNA molecules in a catalytic fashion.

About Sirna Therapeutics

Sirna Therapeutics is a clinical-stage biotechnology company developing RNAi-based therapies for serious diseases and conditions, including age-related macular degeneration (AMD), hepatitis B and C, dermatology, asthma, Huntington’s Disease, diabetes and oncology. Sirna Therapeutics has presented interim Phase 1 clinical trial data for its most advanced compound, Sirna-027, a chemically optimized siRNA targeting the clinically validated vascular endothelial growth factor pathway to treat AMD. The results to date, demonstrate that Sirna-027 for AMD is safe and well tolerated. Visual acuity has stabilized in 100 percent of patients treated and clinically significant improvement, of three lines or greater on the ETDRS eye chart, has been observed in 25 percent of the patients tested. Sirna Therapeutics has collaborations with Eli Lilly and Company, Targeted Genetics, Archemix Corporation and Protiva Biotherapeutics. Sirna has a leading intellectual property portfolio in RNAi with 43 issued patents and over 250 pending applications worldwide. More information on Sirna Therapeutics is available on the Company’s web site at http://www.sirna.com/.

Safe Harbor Statement

Statements in this press release which are not strictly historical are “forward-looking” statements which should be considered as subject to many risks and uncertainties. For example, Sirna’s ability to develop products and operate as a going concern is contingent upon having readily available cash to fund its operating programs and is subject to the escalating expenses and risks associated with the initiation of clinical trials and their potential outcomes. Additional risks and uncertainties include Sirna’s early stage of development and short operating history, Sirna’s history and expectation of losses and need to raise capital, Sirna’s need to obtain clinical validation and regulatory approval for products, Sirna’s need to obtain and protect intellectual property, risk of third-party patent infringement claims, Sirna’s need to attract and retain qualified personnel, Sirna’s need to engage collaborators, availability of materials for product manufacturing, the highly competitive nature of the pharmaceutical market, the limited trading volume and history of volatility of Sirna’s common stock, Sirna’s concentration of stock ownership, and risks from relocating Sirna headquarters. These and additional risk factors are identified in Sirna’s Securities and Exchange Commission filings, including the Forms 10-K and 10-Q and in other SEC filings. Sirna undertakes no obligation to revise or update any forward- looking statements in order to reflect events or circumstances that may arise after the date of this release.

Contacts:

Rebecca Galler Robison, Senior Director, Corporate Strategy

Sirna Therapeutics, Inc., +1-303-449-6500

Zack Kubow of The Ruth Group, +1-646-536-7020